UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2013

NRG ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-15891	41-172439
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

211 Carnegie Center, Princeton, New Jersey 08540
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (609) 524-4500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 18, 2013, NRG Energy, Inc. (“NRG”) and NRG Energy Holdings Inc., a Delaware corporation and wholly owned subsidiary of NRG (“NRG Holdings”) entered into a Plan Sponsor Agreement (the “Plan Sponsor Agreement”) with Edison Mission Energy (“EME”), certain of EME’s debtor subsidiaries (the “Debtor Subsidiaries,” together with EME, the “Debtors”), the Official Committee of Unsecured Creditors of the Debtors, the PoJo Parties (as defined in the Plan Sponsor Agreement) and certain of EME’s noteholders that are signatories to the Plan Sponsor Agreement.  The Plan Sponsor Agreement was entered into by the parties in connection with the cases that were filed under chapter 11 of title 11 of the United States Code by EME and certain of its direct and indirect subsidiaries in December 2012 with the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”).

The Plan Sponsor Agreement provides for the parties to pursue confirmation by the Bankruptcy Court of a chapter 11 plan of reorganization (the “Plan”) that will implement a reorganization of the Debtors.  Pursuant to the Plan Sponsor Agreement, on October 18, 2013, NRG entered into an Asset Purchase Agreement (the “Purchase Agreement,” together with the Plan Sponsor Agreement, the “Agreements”) with EME and NRG Holdings (the “Purchaser”).

The following is a summary of certain material terms of the Agreements.  This summary does not include a description of all of the terms, conditions and provisions of the Agreements and is qualified by reference to the complete text of the Agreements, which will be filed with an amended Form 8-K within four business days.

Purchase Agreement

The Purchase Agreement provides for the acquisition by the Purchaser of substantially all of the Debtors’ assets and the assumption of certain liabilities, other than the acquisition of certain excluded assets and the assumption of certain excluded liabilities (the “Acquisition”), following confirmation of the Plan by the Bankruptcy Court.  The assets acquired will include the outstanding equity interests in certain of EME’s direct subsidiaries (and thereby such subsidiaries’ assets and liabilities), EME’s cash and cash equivalents, and EME’s interest in substantially all of the other assets used in the operation of EME’s and its subsidiaries’ businesses.  The Purchaser will assume substantially all of the liabilities related to the acquired assets, including, among other things, (i) all liabilities of EME under those certain leveraged leases relating to the Powerton Station and Units 7 and 8 of the Joliet Station which EME’s indirect subsidiary, Midwest Generation, LLC (“MWG”), leases from third-party lessors pursuant to a sale-leaseback transaction completed in August 2000 (the “PoJo Leases”) other than certain amounts owed by MWG relating to past due amounts owing under the PoJo Leases as set forth in the Purchase Agreement (the “Agreed PoJo Cure Amount”); (ii) all trade and vendor accounts payable and accrued liabilities arising from the operation of the Debtors’ businesses prior to the date of the closing of the transaction; and (iii) all cure amounts and other liabilities of the Debtors (other than Chestnut Ridge Energy Company, Edison Mission Energy Services, Inc., Edison Mission Finance Co., Edison Mission Holdings Co., EME Homer City Generation L.P., Homer City Property Holdings, Inc., and Mission Energy Westside, Inc. and certain agreed-upon excluded liabilities).

Purchase Price

Pursuant to the Purchase Agreement, NRG shall pay a total purchase price of $2,635 million in exchange for the acquired assets of EME, of which $1,063 million consists of acquired cash.  The purchase price is subject to certain adjustments provided in the Purchase Agreement.  The Purchase Agreement provides that $350 million of the total purchase price payable by NRG in exchange for the acquired assets of EME will be paid in newly issued, registered shares of NRG’s common stock (the “Stock Consideration”) and the remainder will be paid in cash.  The price of the shares distributed pursuant to the Purchase Agreement is $27.62 per share, which price was determined in accordance with the Plan Sponsor Agreement based on the volume-weighted average trading price of such shares over the 20 trading days prior to October 18, 2013.  NRG will assume non-recourse debt of approximately $1,545 million (subject to adjustment), of which $273 million is associated with assets designated as Non-Core Assets pursuant to the Purchase Agreement.

Closing Conditions

The Purchase Agreement contains customary conditions to closing, including confirmation of the Plan by the Bankruptcy Court, receipt of approval from the Federal Energy Regulatory Commission (“FERC”), expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”), effectiveness of the registration statement providing for the registration of the Stock Consideration and approval for listing the Stock Consideration on the New York Stock Exchange.  NRG filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) on October 18, 2013 (333-191797) for the offering to which this communication relates. All potential recipients of the shares should read the prospectus in that registration statement and other documents NRG has filed with the SEC for more complete information about NRG and this offering. Such persons may receive these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, NRG will arrange to send the prospectus if requested by calling (609) 524-4500 or emailing investor.relations@nrgenergy.com.

Pursuant to the PoJo Lease Modifications (as defined in the Purchase Agreement), at the closing of the transactions contemplated by the Purchase Agreement, NRG would (i) replace the existing EME guarantees with NRG guarantees, (ii) replace EME as a party to the tax indemnity agreements relating to the Powerton and Joliet facility leases, and (iii) covenant to make a capital investment in the Powerton and Joliet facilities, provided that NRG will not be obligated to make capital investments in excess of $350 million.  In consideration of the foregoing, at the closing, the estate of EME will retain all liabilities relating to the payment of the Agreed PoJo Cure Amount (as defined in the Purchase Agreement), the intercompany note issued by EME for the benefit of MWG, a Debtor subsidiary of EME, would be extinguished, MWG would assume the Powerton and Joliet facility leases and the other operative documents related thereto, as modified by mutual agreement of the parties thereto and all monetary defaults under each lease will be cured at closing.

Covenants

EME may solicit alternative transactions from third parties through December 6, 2013, after which EME may not solicit proposals from or negotiate with any third party.  NRG will receive copies of all written bona fide offers received on or after October 18, 2013.  If EME’s board of directors determines, consistent with its fiduciary duties, that another proposal or proposals is better for EME and its stakeholders than the terms of the Acquisition (a “Superior Proposal”), then NRG will have advance notice of EME’s intention to terminate the Purchase Agreement.  EME may terminate the Purchase Agreement in order to enter into a Superior Proposal at any time prior to entry of a confirmation order.

Termination Rights

The Purchase Agreement and the Plan Sponsor Agreement provide specific termination rights to each party, which include a right to terminate if certain milestone dates are not met, for material breaches of the Agreements not cured within a specified period or if EME enters into or seeks approval of a Superior Proposal.  Under specified circumstances, including if EME enters into or seeks approval of a Superior Proposal, NRG will be entitled to receive a cash fee of $65 million (the “Termination Fee”) and expense reimbursement of all reasonable and documented out of pocket expenses (the “Expense Reimbursement,” together with the Termination Fee, and certain non-solicitation covenants provided in the Purchase Agreement, the “Plan Sponsor Protections”) if the Purchase Agreement is terminated.

Plan Sponsor Agreement

The Plan Sponsor Agreement contains representations and warranties, and covenants of the parties to pursue confirmation of the Plan.  The Bankruptcy Court must approve the Plan Sponsor Agreement in order for the Plan Sponsor Protections to become effective.

Pursuant to the Plan Sponsor Agreement and the Purchase Agreement, NRG is required to use reasonable best efforts to cause the registration statement providing for the registration of the Stock Consideration to become effective on or before the closing of the transactions contemplated by the Agreements.  NRG’s obligation to cause the registration statement to become effective is subject to customary covenants, representations, warranties and other conditions.  NRG is required to use reasonable best efforts to have the registration statement declared effective as promptly as reasonably practicable after such filing and to keep the registration statement effective until at least the thirtieth (30th) day after the Plan Effective Date (as defined in the Plan Sponsor Agreement).

The foregoing descriptions of the Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Plan Sponsor Agreement and the Purchase Agreement which will be filed with an amended Form 8-K within four business days, which are incorporated herein by reference.

A press release announcing the execution of the Plan Sponsor Agreement and the Purchase Agreement is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibits

99.1                        Press Release of NRG Energy, Inc. dated October 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc.

	By:	/s/ David R. Hill
David R. Hill
Executive Vice President and General Counsel

October 18, 2013

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press Release of NRG Energy, Inc. dated October 18, 2013.